Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-20905) pertaining to the All*AmerUs Savings and Retirement Plan of our report dated June 13, 2003, with respect to the financial statements and schedule of the All*AmerUs Savings and Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Des Moines, Iowa
June 24, 2003